Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MPS GROUP, INC.

ARTICLE I

NAME

The name of the Corporation shall be: MPS Group, Inc.

ARTICLE II

PRINCIPAL OFFICE

The principal office and mailing address of this Corporation is: 175 Broad Hollow Road, Melville, New York 11747.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be any lawful purpose.

ARTICLE IV

CAPITAL STOCK

This Corporation is authorized to issue one thousand (1,000) shares of Common Stock with a par value of one cent ($.01) per share.

ARTICLE V

INDEMNIFICATION

Section 1. Limitation of Liability

A director or officer of this Corporation shall not be liable to this Corporation or its shareholders for any monetary damages to the fullest extent permitted under the Florida Business Corporation Act, as it exists on the date hereof or may hereafter be amended.

Section 2. Indemnification

2.1. This Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason on has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer.

2.2 The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in Article V, Section 2.1 who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Article V, Section 2.1.

Section 3. Insurance

This Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not this Corporation would have power to indemnify him or her against such liability under the provisions of this Article V.

Section 4. Change in Board of Directors

In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Article V, Section 2.1 shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 5. Application

The provisions of this Article V shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Section 6. Covered Persons

Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VI

AMENDMENTS

Except as otherwise provided herein, these Articles of Incorporation may be amended in the manner provided by law. Both the shareholders and the Board of Directors may repeal, amend or adopt Bylaws for the corporation, pursuant to these Articles, except that the shareholders may prescribe in any Bylaw made by them that such Bylaw shall not be altered, repealed or amended by the Board of Directors.

ARTICLE VII

REGISTERED AGENT

The Name and address of the Registered Agent is:

C T Corporation System

1200 South Pine Island Road

Plantation, Florida 33324

ARTICLE VIII

INCORPORATOR

The incorporator of these amended and restated articles is:

Lillian H. Lardy

Latham & Watkins

885 Third Avenue

New York, NY

10022

IN WITNESS WHEREOF, the undersigned has caused their name to be affixed to this document as of the date hereof.

MPS GROUP, INC.

By:	/s/ Tig Gilliam
Name:	Tig Gilliam
Title:	CEO

These restated articles of incorporation were adopted by the Board of Directors as of the Effective Time of the Agreement and Plan of Merger by and among Jaguar Acquisition Corp., MPS Group, Inc. and Adecco Inc. on January 19, 2010.